CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Salem Street Trust of our report dated April 14, 2026, relating to the financial statements and financial highlights of Fidelity Intermediate Treasury Bond Index Fund, Fidelity Long-Term Treasury Bond Index Fund, and Fidelity Short-Term Treasury Bond Index Fund; of our report dated April 15, 2026, relating to the financial statements and financial highlights of Fidelity Series Long-Term Treasury Bond Index Fund, which appear in Fidelity Salem Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 21, 2026